Exhibit 99.1

FIRST BANKS, INC.
ST. LOUIS, MISSOURI

NEWS RELEASE

Contacts:	Timothy J. Lathe	Shelley J. Seifert
	President and	Executive Vice President and
	Chief Executive Officer	Chief Operating Officer
	First Banks, Inc.	First Banks, Inc.
	(314) 854-4600	(314) 854-4600

Traded:	NYSE
Symbol:	FBSPrA - (First Preferred Capital Trust IV, an affiliated trust of First Banks, Inc.)

FOR IMMEDIATE RELEASE:

First Banks, Inc. Announces Key Leadership Changes

St. Louis, Missouri, August 28, 2015. First Banks, Inc. (the “Company”), parent company of First Bank, announced today that its Board of Directors has elected Shelley J. Seifert, Lisa K. Vansickle and Michael J. Normile to key executive positions to further strengthen the Company’s leadership team. “I am pleased to announce a series of leadership changes that reflect our commitment to both leveraging our existing talent as well as developing our key executives,” said Tim Lathe, President and Chief Executive Officer. “Shelley, Lisa and Mike represent our steadfast commitment to aligning resources to further advance our strategic plan.”
Ms. Seifert, who joined First Bank in October, 2014 as Executive Vice President and Chief Administrative Officer, was elected Executive Vice President and Chief Operating Officer of the Company. In her new role, Ms. Seifert will lead the Company’s Operations, Treasury Management, Human Resources, Marketing, Information Technology, Project Management and Community Reinvestment Act teams. Mr. Lathe noted that “Shelley’s new position reflects her critical role within the Company.” Prior to joining First Bank, Ms. Seifert served as Executive Vice President, Integration and Operations at PNC Financial Services Group in Pittsburgh, Pennsylvania. Ms. Seifert also served in various executive roles over 20 years at National City Corporation in Cleveland, Ohio, most recently as Executive Vice President, Human Resources and Chief Administrative Officer.

Ms. Vansickle, formerly the Company’s Executive Vice President and Chief Financial Officer, has been promoted to the position of Executive Vice President, Chief Administrative Officer and Chief Risk Officer. In this expanded role, Ms. Vansickle will be accountable for the Company’s Capital Management and Planning, Risk Management, Internal Audit, Business Continuity and Corporate Insurance functions. Ms. Vansickle initially joined the Company in 1997 and has served in roles of increasing responsibility including Director of Internal Audit and Controller prior to her election as Chief Financial Officer in 2007. “Lisa has been instrumental in leading the Company’s capital and strategic planning,” said Mr. Lathe. “Her deep knowledge of our company and her tremendous industry expertise are invaluable.”
Mr. Normile, previously the Company’s Senior Vice President and Controller, will succeed Ms. Vansickle as Executive Vice President and Chief Financial Officer. Mr. Normile joined the Company in 2007 and, as a key member of the finance team, was promoted to Controller in 2008. In his new role, Mr. Normile will be responsible for Profitability Improvement, Corporate and Business Line Accounting, Internal and External Reporting, Accounts Payable and Corporate Real Estate. Mr. Lathe commended Mr. Normile, noting “Mike is an outstanding asset to First Bank, and we value his direction and input daily.” Immediately prior to joining the Company, Mr. Normile was a Director at McGladrey & Pullen LLP (now known as McGladrey LLP) after beginning his career with KPMG LLP in St. Louis, Missouri where he last served as a Senior Manager.
About First Banks, Inc.
The Company had assets of $6.10 billion at June 30, 2015 and currently operates 123 branch banking offices in California, Florida, Illinois and Missouri. Through its subsidiary bank, First Bank, the Company offers a broad range of financial products and services to consumers, businesses and other institutions. Visit the Company’s website at www.firstbanks.com.

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